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                                                                    EXHIBIT 21.1
                                                                    ------------

                             SKYNET HOLDINGS, INC.

                        Subsidiaries of the Registrant
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


Name                                       State of Incorporation             Ownership
----                                       ----------------------             ----------
SkyNet Holding, Inc.                       Deleware (USA)                      Parent
Sky International Limited                  United Kingdom                      100%
SkyNet Worldwide Express Pty Ltd.          New South Wales, Australia          100%
DPE International, Ltd.                    Delaware (USA)                      100%
SkyNet, Inc.                               New York (USA)                      100%
Fleet Acquisition Corp.                    Nevada (USA)                        100%